                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    ElkCorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (11-01)

                                    ELKCORP
                         14911 QUORUM DRIVE, SUITE 600
                            DALLAS, TEXAS 75254-1491

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     ElkCorp will hold its 2003 Annual Meeting of Shareholders at its corporate headquarters at 14911 Quorum Drive, Suite 600, Dallas, Texas 75254-1491 on TUESDAY, OCTOBER 28, 2003, AT 10:00 A.M. local time. The purpose of the meeting will be to vote on the following proposals and any other business that is properly presented at the meeting or any adjournment of the meeting:

     Proposal 1. To elect two directors for a three-year term; and

     Proposal 2. To ratify the appointment of independent auditors for fiscal 2004.

     The record date for the Annual Meeting is Tuesday, September 2, 2003. Only shareholders of record at the close of business on that date can vote at the meeting.

     For at least ten days prior to the meeting, ElkCorp will maintain, at its address above, an alphabetical list of the names and addresses of shareholders eligible to vote at the meeting. The list will also contain the number of shares registered in the names of those shareholders.

     Please review the attached proxy statement for further information relevant to the Annual Meeting.

                                                      David G. Sisler
                                                   Senior Vice President,
                                               General Counsel and Secretary

Dated: September 19, 2003

                                   IMPORTANT

     PLEASE VOTE. YOU MAY VOTE BY:

        - SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD.

        - VOTING BY TELEPHONE OR BY INTERNET. See the proxy card for instructions.

     OR - VOTING IN PERSON AT THE MEETING (if you are a shareholder of record).

Any shareholder having a disability requiring special assistance who would like to attend
             the Annual Meeting may call ElkCorp at (972) 851-0535.

                                    ELKCORP

             PROXY STATEMENT -- 2003 ANNUAL MEETING OF SHAREHOLDERS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
- ABOUT THE MEETING.........................................    1
  - Who Can Vote............................................    1
  - How You Can Vote........................................    1
  - Revoking Your Proxy.....................................    2
  - Required Votes..........................................    2
  - Other Matters to be Acted Upon at the Annual Meeting....    2
  - Expenses of Solicitation................................    2
- ELKCORP STOCK OWNERSHIP...................................    3
- BOARD OF DIRECTORS........................................    4
  - Committees Established by the Board.....................    5
    - Audit Committee.......................................    5
    - Compensation Committee................................    5
    - Corporate Governance Committee........................    5
    - Executive Committee...................................    5
  - Compensation Committee Interlocks and Insider
    Participation...........................................    5
  - Compensation of Directors...............................    6
  - Audit Committee Report..................................    7
- PROPOSALS.................................................    8
  - Proposal 1: Election of Two Directors for a Three-year
    Term....................................................    8
    - Election of Directors.................................    8
    - Directors Nominated for Election this Year for a Term
     Expiring in 2006.......................................    8
    - Directors Continuing in Office........................    9
  - Proposal 2: Ratification of Appointment of Auditors for
    Fiscal 2004.............................................   10
    - Audit Fees............................................   10
- EXECUTIVE COMPENSATION....................................   11
  - Compensation Committee Report...........................   11
    - Our Philosophy........................................   11
    - Key Elements of Executive Compensation................   11
      - Base Salary.........................................   12
      - Cash Profit-Sharing.................................   12
      - Equity-based Incentive Compensation.................   13
    - Other Compensation....................................   13
    - Summary of Factors Influencing Compensation...........   14
    - CEO Compensation......................................   14
    - Tax Deductibility of Executive Compensation...........   14
  - Performance Graphs......................................   15
  - Summary Compensation Table..............................   16
  - Option Grants in Fiscal 2003............................   17
  - Aggregated Option Exercises During Fiscal 2003 and
    Values at June 30, 2003.................................   18
  - Stock/Loan Balances.....................................   18
  - Equity Compensation Plan Information....................   19
  - Change-in-Control (Severance) Agreements................   19
- OTHER MATTERS.............................................   20
  - Code of Conduct.........................................   20
  - Code of Financial Ethics................................   20
  - Section 16(a) Beneficial Ownership Reporting
    Compliance..............................................   20
  - Next Year's Annual Meeting..............................   21

                                    ELKCORP

                         14911 QUORUM DRIVE, SUITE 600
                            DALLAS, TEXAS 75254-1491

                                PROXY STATEMENT

ABOUT THE MEETING

     - Who Can Vote

     - How You Can Vote

     - Revoking Your Proxy

     - Required Votes

     - Other Matters to be Acted Upon at the Meeting

     - Expenses of Solicitation

     With this proxy statement, the Board of Directors of ElkCorp is soliciting proxies for the 2003 Annual Meeting of Shareholders to be held on Tuesday, October 28, 2003. The proxy will also apply to any adjournment of that meeting. We are mailing this proxy statement and the proxy card to our shareholders beginning September 19, 2003. At this year's Annual Meeting, our shareholders will vote on a proposal to elect two directors for a three-year term, and a proposal to ratify the appointment of independent auditors for fiscal 2004.

WHO CAN VOTE

     If you are a record holder of ElkCorp Common Stock at the close of business on September 2, 2003, you may vote at the Annual Meeting. On that record date, 19,580,778 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to cast one vote on each proposal.

HOW YOU CAN VOTE

     If you return your signed proxy card or vote by telephone or internet before the Annual Meeting, we will vote your shares as you direct. You may specify whether your shares should be voted for both, either one, or neither of the nominees for director. You may also specify whether you vote for, against, or abstain from our proposal to ratify independent auditors. If you vote by telephone or internet, you are granting a proxy to vote all shares corresponding to your control number to the persons listed on the proxy card, and you are authorizing our tabulation agent to confirm your telephonic or internet vote to those persons. If you vote via the internet, you should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that you must bear.

     If you participate in the ElkCorp Employee Stock Ownership Plan (ESOP), your proxy card will serve as voting direction for the ESOP trustee, who is the record owner of all ESOP shares. If an ESOP participant votes by telephone or internet, the participant is authorizing the Company's tabulation agent to confirm the participant's telephoned or internet voting direction to the ESOP trustee. The ESOP trustee will vote all unvoted ESOP shares, whether or not allocated to participants' accounts, in proportion to voting of shares for which votes are directed by ESOP participants.

         IF YOU SIGN AND RETURN YOUR PROXY, BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" ALL DIRECTOR
                     NOMINEES AND "FOR" THE OTHER PROPOSAL.

REVOKING YOUR PROXY

     If you are an ElkCorp shareholder of record, you may revoke your proxy at any time before it is exercised in any of the following three ways:

     - by submitting written notice of revocation to the Secretary of ElkCorp;

     - by submitting another proxy that is properly signed and dated after your previously submitted proxy;

or   - by voting in person at the Meeting.

REQUIRED VOTES

     Shareholders of 51% of the outstanding Common Stock must be present in person or represented by proxy at the Annual Meeting to be a quorum for the transaction of business. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for a proposal to pass.

     An abstention, vote to withhold authority, or broker non-vote with respect to any proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum for that proposal. Accordingly, an abstention, a vote to withhold authority, and a broker non-vote each will have no effect on the outcome of the election of directors or the vote on the other proposal. A broker non-vote occurs when a broker holds shares in nominee form, or "street name," and is unable to vote the shares on a matter because it is "nondiscretionary" under New York Stock Exchange (NYSE) Rules or the broker's agreement with the beneficial owner of the shares.

     For this year's Annual Meeting, under NYSE rules, if you hold your shares in "street name" through a broker or other nominee, your broker or nominee may be permitted to exercise voting discretion with respect to both proposals at the Annual Meeting. Thus, if you do not give your broker or nominee specific instructions, absent your contrary agreement with your broker, your broker may vote your shares on those matters.

OTHER MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING

     We do not know of any other matters to be presented or acted upon at the Annual Meeting. Under our Bylaws and Delaware law, no substantive business other than election of directors and ratification of independent auditors can be conducted at this year's Annual Meeting. If any other matter (e.g., a procedural matter) is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxies listed on the proxy card.

EXPENSES OF SOLICITATION

     Our Board of Directors is soliciting proxies with this proxy statement. ElkCorp will pay the costs of this solicitation. Our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or e-mail. If they do so, ElkCorp will not pay them compensation for their solicitation efforts beyond their ordinary salary and other ordinary compensation. We will, upon request, reimburse brokerage firms and others at rates prescribed by the Securities and Exchange Commission (SEC) for forwarding proxy materials to beneficial owners of our Common Stock.

     The Company may retain the services of a proxy solicitor to solicit proxies by mail, telephone, facsimile or personal contact. The Company would pay the costs of the proxy solicitor.

ELKCORP STOCK OWNERSHIP

     The following table contains certain information about the beneficial ownership of Common Stock, as of September 2, 2003, of each director and nominee for director, the executive officers named in the Summary Compensation Table in this proxy statement, and all current directors and executive officers as a group. Each of the individuals marked with an asterisk below is the owner of less than one percent of the Company's outstanding Common Stock.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL       PERCENT OF
NAME                                                          OWNERSHIP(1)        CLASS
----                                                          ------------      ----------
James E. Hall...............................................    307,845(2)         1.57
Thomas D. Karol.............................................    127,735(3)         *
Dale V. Kesler..............................................     28,500(4)         *
Michael L. McMahan..........................................      9,500(5)         *
Richard A. Nowak............................................    133,404(6)         *
David W. Quinn..............................................     40,500(2)         *
Harold K. Work..............................................    580,122(7)         2.92
Harold R. Beattie, Jr.......................................     38,369(8)         *
Matti Kiik..................................................     47,647(9)         *
David G. Sisler.............................................     49,531(10)        *
All directors and executive officers as a group (14
  persons)..................................................  1,553,422(11)        7.64

---------------

 (1) The listed persons have direct ownership and sole voting and investment power with respect to all shares in the table, except for (i) option shares as shown in notes (2) through (11); (ii) shares allocated to such persons' accounts in the ESOP, as to which voting and investment power is shared;
     (iii) unvested restricted stock, as to which such persons have sole voting power but no investment power until vested; and (iv) certain shares that are treated as beneficially owned by such persons for purposes of this table, such as, but not limited to, shares which are held in the names of their spouses, minor or resident children, family partnerships, or by such persons as trustee or custodian.

 (2) Includes options currently exercisable for 36,000 shares.

 (3) Includes options currently exercisable or exercisable within sixty days for 89,932 shares.

 (4) Includes options currently exercisable for 27,000 shares.

 (5) Includes options currently exercisable for 9,000 shares.

 (6) Includes options currently exercisable or exercisable within sixty days for 96,169 shares.

 (7) Includes options currently exercisable for 270,240 shares.

 (8) Includes options currently exercisable or exercisable within sixty days for 31,721 shares.

 (9) Includes options currently exercisable or exercisable within sixty days for 27,010 shares.

(10) Includes options currently exercisable or exercisable within sixty days for 39,637 shares.

(11) Includes options currently exercisable or exercisable within sixty days for 755,828 shares.

     The following table contains certain information, as of the date indicated below, about beneficial owners who are known to own more than 5 percent of the outstanding shares of Common Stock.

                                                              SHARES OF
NAME AND ADDRESS OF                                            COMMON      PERCENT
BENEFICIAL OWNER                                                STOCK      OF CLASS
-------------------                                           ---------    --------
David L. Babson & Co. Inc.(1)...............................  1,782,575      9.10
  One Memorial Drive, 11th Floor
  Cambridge, MA 02142-1300
Merrill Lynch Fund Asset Management(2)......................  1,475,823      7.54
  800 Scudders Mill Road
  Plainsboro, NJ 08536
Trustees for the ElkCorp Employee Stock Ownership Plan......  1,303,017      6.65
  c/o ElkCorp
  14911 Quorum Drive, Suite 600
  Dallas, TX 75254-1491
State Street Research & Management(3).......................  1,164,100      5.95
  1 Financial Center, 38th Floor
  Boston, MA 02111

---------------

(1) As of September 2, 2003, according to written notice dated September 10, 2003. Has sole voting power as to 1,725,400 and shared voting power as to 57,175 shares; has sole investment power as to all such shares.

(2) As of September 8, 2003, according to written notice as of that date. Has shared voting and investment power as to all such shares.

(3) As of September 2, 2003, according to written notice dated September 9, 2003. Has sole voting and investment power as to all such shares. State Street Research & Management disclaims beneficial ownership of such shares.

     As far as we know, including through review of public reports under sections 13(d) and (g) of the Securities Exchange Act of 1934, no other person or group beneficially owns more than five percent of the outstanding shares of Common Stock. The information in the table may not be current due to time lags inherent in the reporting process.

BOARD OF DIRECTORS

     - Committees Established by the Board

     - Compensation Committee Interlocks and Insider Participation

     - Compensation of Directors

     The Board of Directors provides guidance and strategic oversight to our management with the objective of optimizing shareholders' returns on their investment in ElkCorp. The Board intends to ensure that there is independent review and oversight of management, as well as approval of significant strategic and management decisions affecting the Company.

     To this end, for many years a majority of the Board has consisted of non-employee directors. Furthermore, the Board of Directors, as recommended by the Corporate Governance Committee, has adopted the ElkCorp Corporate Governance Guidelines published on our website at www.elkcorp.com. The Guidelines are intended to formalize the Company's commitment to sound corporate governance.

     Our non-employee directors have the opportunity to meet in closed session as part of each Board meeting. Independent directors who serve on our Executive Committee act as facilitators for these closed sessions, but the Board has not designated a lead outside director.

     Regular meetings of the Board are scheduled throughout the year, and special meetings are held when required. The Board held six meetings in fiscal 2003. In fiscal 2003, each director attended all Board meetings and meetings of committees on which he served, in person or by conference telephone.

COMMITTEES ESTABLISHED BY THE BOARD

     The Board of Directors has established the committees described below to assist it in discharging its responsibilities. Each of the committees, other than the Executive Committee, is composed entirely of directors the Board has determined to be independent and "financially literate" within existing and proposed NYSE rules.

     Audit Committee. The Audit Committee, which met eight times in fiscal 2003, is composed of David W. Quinn (Chairman), James E. Hall, Dale V. Kesler and Michael L. McMahan. The Board believes that Messrs. Kesler and Quinn qualify as "financial experts" under the Sarbanes-Oxley Act of 2002. The Board of Directors has chartered the Audit Committee to assist the Board in fulfilling its oversight responsibilities as to auditing, accounting and financial information ElkCorp provides to any governmental body or the public. The Audit Committee's responsibilities are described in detail in the Audit Committee Charter, which is published on our website at www.elkcorp.com. The Board has determined that the committee ordinarily will meet at least five times per year. The Audit Committee's Report is found at page 7.

     Compensation Committee. The Compensation Committee, which met six times in fiscal 2003, is composed of Messrs. Kesler (Chairman), Hall, McMahan and Quinn. The committee reviews and recommends to the Board the compensation of the Company's executive officers and, subject to ratification by the Board, makes grants of stock options, restricted stock or other awards under the Company's Equity Incentive Compensation Plan. The committee's duties are described in the Compensation Committee Charter, which is published on our website at www.elkcorp.com. This committee describes its philosophy and determinations in the Compensation Committee Report beginning on page 11.

     Corporate Governance Committee. In response to shareholder requests, the Board established the Corporate Governance Committee (originally called the Nominating Committee) in October 2001. The Corporate Governance Committee met five times in fiscal 2003. The Corporate Governance Committee consists of Messrs. Hall (Chairman), Kesler, McMahan and Quinn. The purpose of the Corporate Governance Committee is to consider, report periodically and submit recommendations to the Board on all matters relating to the corporate governance of ElkCorp, including without limitation the selection, qualification and nomination of director candidates. The Corporate Governance Committee also considers nominees proposed by shareholders. To recommend a prospective nominee for the Corporate Governance Committee's consideration, shareholders should submit the candidate's name and qualifications in writing to the Committee, c/o ElkCorp's Corporate Secretary at the following address: 14911 Quorum Drive, Suite 600, Dallas, Texas 75254-1491. The Corporate Governance Committee's responsibilities are described in detail in its Charter, which is published on our website at www.elkcorp.com.

     Executive Committee. The Board established the Executive Committee primarily to act upon urgent matters when ElkCorp's Board is not in session. As set forth in the ElkCorp Corporate Governance Guidelines, the Executive Committee will consist of the Chairman of the Board, Chief Executive Officer and President of the Company, if they serve on the Board, and an equal or greater number of independent directors. Through the quorum and unanimous vote requirements for Executive Committee action, the Board has ensured that each independent director on the Executive Committee in effect may veto any Executive Committee action or send it to the full Board. In fiscal 2003, the Executive Committee met once. The Executive Committee currently consists of Messrs. Karol (Chairman), Nowak, McMahan and Quinn.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2003, no member of our Compensation Committee was an officer or employee of the Company or its subsidiaries. No ElkCorp director or executive officer had a relationship with ElkCorp or any other company during fiscal 2003 that the SEC defines as a compensation committee interlock or insider participation that should be disclosed to shareholders. In fiscal 2003, however, Dillon Corporate Services, Inc., a real estate brokerage company of which Mr. Terry Quinn, the adult son of director David W. Quinn, is a 50 percent owner, was competitively selected as the real estate broker in connection with the lease of ElkCorp's new company headquarters. In accordance with standard industry practice, the landlord was to be responsible for the broker's compensation. Management of ElkCorp selected Dillon based primarily on the higher level of services it offered for the broker's compensation to be paid by the landlord, which was no greater than compensation demanded by the unaffiliated third parties competing with Dillon. Further, persons other than Mr. Terry Quinn provided the majority of Dillon's services. The transaction was approved by a unanimous vote of ElkCorp's directors other than Mr. Quinn, who abstained from the vote. The Company's new landlord paid $446,836.50 to Dillon as the real estate brokerage commission in connection with the lease transaction.

COMPENSATION OF DIRECTORS

     Each of our non-employee directors receives annual cash compensation of $24,000, a $3,000 annual retainer for any service as a committee chair, and $1,000 for physical attendance or $500 for telephone participation at each meeting of the Board or a Board committee.

     In addition, each non-employee director currently receives, on an annual basis, options to purchase 4,500 shares of Common Stock at an exercise price equal to the fair market value of the shares at the date of grant. Such options are immediately exercisable and have a ten-year term. These options generally will be exercisable for a five-year period after termination of a director's service due to death, disability or retirement after age 62, but are exercisable only for three months after termination of their service for any other reason; however, the options may never be exercised after their original expiration date.

     Under the Company's Deferred Compensation Plan, a director is able to elect annually to defer all or a portion of his or her director's fees and to have such deferred fees treated as if they had been invested in certain investment alternatives.

     A director who is also an employee of ElkCorp does not receive any additional compensation for serving as a director.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors, which is governed by a formal charter, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the Company's financial reporting process and the quality of its financial reporting. In performing our responsibilities, the Committee relies on the work and assurances of the Company's management, which has primary responsibility for financial statements and reports. We have reviewed the quarterly unaudited financial statements included in quarterly reports on Form 10-Q during fiscal 2003, the audited financial statements for fiscal 2003 and the annual report with management and the independent auditors, including a discussion of the quality and preferability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     In addition, the Committee oversees the Company's internal audit function. The majority of the internal audit effort for fiscal 2003 was dedicated to the planning for, and initiation of, the review and other procedures to support certifications under Section 404(b) of the Sarbanes-Oxley Act. The internal audit function has historically been carried out by individuals that have additional financial reporting responsibilities for which they report directly to management. However, the Committee and management are in the process of developing an independent internal audit capability that will report directly and independently to the Committee.

     The Committee has been composed entirely of non-employee directors for many years. The Board has determined that each member of the Committee meets the independence and "financial literacy" requirements of New York Stock Exchange rules. We believe that two members of the Committee, Mr. Quinn and Mr. Kesler, meet the definition of "financial expert" under the Sarbanes-Oxley Act of 2002. A copy of the Committee's charter, as amended to date, is published on the Company's website.

     We have discussed with the Company's independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, by the Auditing Standards Board of the American Institute of Auditors.

     We have received and reviewed the written independence disclosures from PricewaterhouseCoopers LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based upon these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003 for filing with the Securities and Exchange Commission.

September 2, 2003                                 ELKCORP AUDIT COMMITTEE
                                                  David W. Quinn, Chairman
                                                       James E. Hall
                                                       Dale V. Kesler
                                                     Michael L. McMahan

PROPOSALS

PROPOSAL 1: ELECTION OF TWO DIRECTORS FOR A THREE-YEAR TERM

     - Election of Directors

     - Directors Nominated for Election this Year

     - Directors Continuing in Office

ELECTION OF DIRECTORS

     Our certificate of incorporation provides for three classes of directors as equal in number as possible. Each class serves for a three-year term, with one class elected each year. Currently, the Board of Directors is composed of seven members. The two directors whose terms expire at this year's Annual Meeting are Thomas D. Karol and Dale V. Kesler. The Board of Directors, upon recommendation of the Corporate Governance Committee, has nominated Messrs. Karol and Kesler for election at the meeting as directors. If elected, each will serve until the 2006 Annual Meeting of Shareholders, or if earlier, when he resigns, is removed or is succeeded by another qualified director who has been elected. Each other director will continue in office until the expiration of the term of his class at the Annual Meeting of Shareholders in 2004 or 2005, as applicable, or his earlier resignation, removal, or succession by another qualified director who has been elected.

     If a nominee becomes unavailable for election due to unforeseen circumstances (such as death or disability), the Board may either reduce the number of directors or substitute another person for the nominee, in which event the shares voted for the nominee will be voted for the substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

     The following information about the nominees for director and each current director continuing in office is as of September 1, 2003.

DIRECTORS NOMINATED FOR ELECTION THIS YEAR FOR A TERM EXPIRING IN 2006

     THOMAS D. KAROL, 45 -- Chairman of the Board and Chief Executive Officer of
                            ElkCorp

     Thomas D. Karol was elected as the Company's Chairman of the Board and Chief Executive Officer on March 31, 2002, upon Harold K. Work's retirement. Mr. Karol served as President and Chief Executive Officer of the Company beginning March 26, 2001. He also serves as a director and officer of all but one of ElkCorp's subsidiaries. Mr. Karol served as President of the Brinkman Hard Surfaces Division of Beaulieu of America from December 1999 until February 2001. He had served as Chief Executive Officer of Pro Group Holdings, Inc. for more than five years prior to December 1999, when Pro Group Holdings was purchased by Beaulieu. The Brinkman Hard Surfaces Division of Beaulieu manufactured and distributed various flooring products. Mr. Karol is a director of Information Retrieval Methods, Inc. He has served on the Board since November 1998.

     DALE V. KESLER, 64 -- Retired former Managing Partner, Arthur Andersen LLP,
                           Dallas/Fort Worth

     Dale V. Kesler retired in 1996 from Arthur Andersen LLP, where he was Managing Partner of the Dallas/Fort Worth office from 1983 to 1994. He began employment with Arthur Andersen in 1962 and became head of the Audit Practice at the Dallas office in 1973. In 1982, he moved to Arthur Andersen's headquarters where he was responsible for strategic planning worldwide for the Audit and Business Advisory practice of Arthur Andersen. From August through November 2000, Mr. Kesler served as interim President and Chief Executive Officer of American Homestar Corporation during its search for a new CEO. He currently serves on the boards of directors of New Millennium Homes, Triad Hospitals, Inc., Cellstar Corporation, IMCO Recycling, Inc., and Resource Services, Inc., and serves on several committees and boards of various charitable and civic organizations. Mr. Kesler has served on the Board since January 1998. He serves on the Company's Compensation Committee (Chairman), Audit Committee, and Corporate Governance Committee.

DIRECTORS CONTINUING IN OFFICE

  Term Expiring in 2004

     JAMES E. HALL, 68 -- Officer and Director of Chaparral Cars, Inc. and
                          Partner of Condor Operating Company

     For more than five years, Mr. Hall has been President and a director of Chaparral Cars, Inc., which has built and operated cars for major national and international racing events, and Partner of Condor Operating Company, an independent oil and gas operator. Mr. Hall is also a director and officer of Hall Racing, Inc. and Condor Aviation Company, Inc. Mr. Hall serves on the Corporate Governance Committee (Chairman), Audit Committee, and the Compensation Committee. He has served as a director since 1974.

     HAROLD K. WORK, 70 -- Retired Chairman of the Board of ElkCorp

     Harold K. Work retired as the Company's Chairman of the Board on March 31, 2002, upon which Mr. Karol was elected Chairman of the Board and Chief Executive Officer. Mr. Work had been elected by the Board to the position of Chairman of the Board, President and Chief Executive Officer of the Company on August 26, 1997, to succeed the late Mr. Roy E. Campbell. On March 26, 2001, he was succeeded by Thomas D. Karol as President and Chief Executive Officer of the Company but remained its Chairman of the Board until his retirement. Mr. Work had served as Vice Chairman or Executive Vice President of the Company since 1993. He served as President and Chief Executive Officer of Elk Corporation of Dallas (now known as Elk Premium Building Products, Inc.) and its subsidiaries from 1979 until December 1998. He served as a member of the Board of Directors of Centex Construction Products, Inc. from 1984 until he retired on July 28, 2003. Mr. Work has served as a director of the Company since 1996.

  Term Expiring in 2005

     MICHAEL L. MCMAHAN, 56 -- Independent Consultant

     Michael L. McMahan retired from Texas Instruments in May 2001 and is currently serving as an independent consultant to the wireless industry. During his last five years at Texas Instruments, Mr. McMahan served as the worldwide research & development director for TI's Wireless Business Unit. He was elected as a TI Fellow in 1990. Mr. McMahan served on the President's Export Council Subcommittee on Encryption, to which he was appointed in 2001. He serves on the Technical Advisory Board of SyChip. Mr. McMahan has served on the Board since 2001. He is a member of the Company's Audit Committee, Compensation Committee, Corporate Governance Committee, and Executive Committee.

     RICHARD A. NOWAK, 61 -- President and Chief Operating Officer of ElkCorp

     Richard A. Nowak was elected by the Board as President and Chief Operating Officer of the Company on March 31, 2002. Upon recommendation of the Corporate Governance Committee, he was appointed to the Company's Board of Directors on December 17, 2001 to fill a vacancy on the Board created when it was expanded to seven directors from six. From September 24, 2001 until his election as President and Chief Operating Officer, he served as Executive Vice President of the Company. Mr. Nowak also serves as President and Chief Operating Officer of each of the Elk Premium Building Products subsidiaries and is director and officer of all but one of the Company's other subsidiaries. From December 1998 until December 2001, he also served as President and Chief Executive Officer of Elk Corporation of Dallas and each of its subsidiaries. For more than ten years prior to December 1998, Mr. Nowak had served as Vice President -- Sales, or Vice President -- Sales and Marketing of Elk Corporation of Dallas and its subsidiaries.

     DAVID W. QUINN, 61 -- Retired Vice Chairman of Centex Corporation

     David W. Quinn retired as Vice Chairman of Centex Corporation on March 31, 2002. Prior to his election as its Vice Chairman in May 1996, Mr. Quinn served as Executive Vice President of Centex from February 1987 and as Chief Financial Officer from 1987 to June 1997 and from October 1997 through May 2000. He continues to serve on Centex's Board of Directors (elected in 1989) and also serves as a director of its affiliate, Centex Construction Products, Inc. Mr. Quinn also serves as Chairman of the Board of University Medical Center Inc. and of its two hospitals, Zale Lipshy University Hospital and St. Paul University Hospital. He has been a director of the Company since 1996 and serves on the Company's Audit Committee (Chairman), Compensation Committee, Corporate Governance Committee, and Executive Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS FOR FISCAL 2004

     On April 28, 2003, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending June 30, 2004. Previously, on May 2, 2002, based on a recommendation of the Audit Committee, the Board had approved the engagement of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal years ending June 30, 2002 and June 30, 2003, to replace Arthur Andersen LLP, whose engagement as the Company's auditors ended immediately. The dismissal of Arthur Andersen and the appointment of PricewaterhouseCoopers were made effective as of April 2002, when the Audit Committee and the Board believed that events jeopardized the continued effectiveness and viability of Arthur Andersen.

     Arthur Andersen's audit report on the Company's financial statements as of and for the fiscal year ending June 30, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal 2001, and the subsequent interim period through May 2, 2002: (i) there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports; and (ii) none of the Regulation S-K
Item 304 reportable events occurred. The Company provided Arthur Andersen with a copy of the foregoing statements.

AUDIT FEES

     The following table sets forth approximate aggregate fees billed to the Company for fiscal year 2003 by its independent auditors, PricewaterhouseCoopers
LLP:

Audit Fees..................................................  $266,600
                                                              --------
Financial Information Systems
  Design and Implementation Fees............................  $      0
                                                              --------
All Other Fees:
  Audit Related Services....................................    39,800
  Accounting Consulting Services............................         0
  Tax Services..............................................    15,256
                                                              --------
     Total All Other Fees...................................  $ 55,056
                                                              --------
TOTAL FEES..................................................  $321,656
                                                              ========

     The Company has not utilized PricewaterhouseCoopers for any services other than audit services and limited tax planning services. The Audit Committee has expressly required management to provide them with the opportunity to review and approve, in advance, any other services by PricewaterhouseCoopers. The Audit Committee has concluded that PricewaterhouseCoopers' provision of the specific non-audit services listed as "All Other Fees" above did not compromise its independence.

     Although not required to do so, the Board of Directors is submitting the appointment of PricewaterhouseCoopers for ratification at the Meeting. In the past, our shareholders have ratified the appointment of independent auditors each year by an overwhelming majority. If shareholders do not ratify the appointment for fiscal 2004, however, the Board of Directors will reconsider the appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting, will be available to respond to questions and will have the opportunity to make a statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR FISCAL 2004.

EXECUTIVE COMPENSATION

     - Compensation Committee Report

        - Our Philosophy

        - Key Elements of Executive Compensation

        - Other Compensation

        - Summary of Factors Influencing Compensation

        - CEO Compensation

        - Tax Deductibility of Executive Compensation

     - Performance Graphs

     - Summary Compensation Table

     - Option Grants in Fiscal 2003

     - Aggregated Option Exercises During Fiscal 2003 and Values at June 30,
       2003

     - Stock/Loan Balances

     - Equity Compensation Plan Information

     - Change-in-Control (Severance) Agreements

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors, which is governed by a charter, is responsible for providing advice and recommendations to the Board and establishing the policies which govern executive compensation programs of the Company. The Committee also establishes compensation for officers of the Company and makes grants of awards under the Company's Equity Incentive Compensation Plan. The Committee consists entirely of independent directors.

  Our Philosophy

     Our philosophy, and the Board's philosophy, is to offer key executive officers a competitive compensation package that is tied to the performance and contribution of the executive, as well as the overall success of the Company. The Company directly links executive and shareholder interests through equity-based plans and plans that reward the executive when the Company achieves specific operating results. We intend to motivate and reward executives for performance that enhances shareholder value, and to retain executives who are critical to the long-term success of the Company. The Committee and Board seek an appropriate balance between short- and long-term incentives in reviewing and approving compensation programs and individual compensation awards.

  Key Elements of Executive Compensation

     The key elements of compensation the Company pays to its executives are generally base salary, cash profit-sharing payments, restricted stock grants, stock options, and, as to executives who are not ElkCorp executive officers, stock loans under the Company's Stock/Loan Plan. The Company intends for each element of compensation to provide a distinct set of incentives to the executive.

-  Base Salary

     The Committee approves and recommends ratification to the Board of base salaries of executive officers. We base our determination on our subjective evaluation of whether the proposed base salary is appropriate in relation to salaries in the Company's compensation peer group and to the executive's individual performance. The executive's progress in the applicable salary rate range generally depends upon their individual skills, abilities and performance.

     Prior to approving salaries and recommending ratification to the Board, we review a survey of competitive salaries paid by other companies in the Company's compensation peer group. An independent consulting firm develops the survey. The Company uses the survey data to establish the range of compensation for each executive, with the mid-point in that range being close to the median salary for the executive's position within the compensation peer group.

     We also review the Company's annual performance evaluations for its executive officers. The executive officer's immediate superior completes this annual performance review based on their evaluation of the executive's individual skills and abilities, achievement of individual strategic goals, and fulfillment of established position requirements and expectations. The Committee conducts the evaluation of the Chairman of the Board and Chief Executive Officer and of the President and Chief Operating Officer by obtaining a performance review from their direct reports in addition to the Committee's and Board's own evaluations. The evaluations do not contain specific weighting of factors for determining overall job performance.

-  Cash Profit-Sharing

     We believe that a significant portion of annual compensation for each executive officer should be linked solely to the Company's short-term financial performance. The Company pays quarterly cash profit-sharing bonuses if it achieves operating income that brings its return on equity within a specified percentile range of returns generated by other NYSE companies.

     Under the Company's profit-sharing plan, each officer and eligible employee is assigned a "profit-sharing percentage" that is recommended by the Company and approved by the Committee based on a subjective evaluation of the executive's position with the Company and potential to impact Company performance. The Compensation Committee approves, subject to Board ratification, return on equity ("ROE") bands equal to specific percentiles of the ROE of other NYSE companies over the previous five years. For fiscal 2003, it approved three performance bands: a minimum threshold ROE ("ROE(Min)") equal to the 32nd percentile of NYSE companies, a target ROE ("ROE(Target)") equal to the 68th percentile of NYSE companies, and a maximum ROE ("ROE(Max)") equal to the 84th percentile of NYSE companies. The actual ROE is calculated using beginning-of-the-year equity and converted to equivalent operating income before profit-sharing payments for purposes of profit-sharing calculations for ElkCorp and each operating subsidiary. For fiscal 2002 and fiscal 2003, the effect of variable accounting for stock options was excluded from this calculation. If ROE(Min) for the fiscal year is not met, no cash profit-sharing will be paid. If ROE(Target) is met for the fiscal year, the annual cash profit-sharing amount is equal to the executive's annual salary multiplied by his or her profit-sharing percentage. If ROE(Max) is met or exceeded, the annual cash profit-sharing amount is equal to the executive's annual salary multiplied by twice his or her profit-sharing percentage. Payments are prorated according to the percentage of target or maximum performance beyond threshold achieved. The annual cash profit-sharing amount is paid in quarterly "progress" installments, but payments for performance above target are not paid until the end of the fiscal year.

     For fiscal 2003, the Company achieved an ROE of 11.45 percent, which was beyond ROE(Min) by 53.49 percent of the difference between threshold and target. Accordingly, cash profit-sharing payments were earned in fiscal 2003. In addition, in fiscal 2003, the Committee approved a special cash bonus to ElkCorp executive officers paid as part of compensation that was substituted for stock loans that would have been awarded for fourth quarter fiscal 2002 performance had it not been for broad new personal loan prohibitions under the Sarbanes-Oxley Act. This bonus was in the amount of one-fifth of the fourth quarter stock loan that would have been awarded absent the new restrictions, and was paid pending shareholder approval of a new vehicle for restricted stock. Upon shareholder approval of the 2002 Equity Incentive Compensation Plan, the remaining four-fifths of the stock loan substitute was made in the form of a restricted stock grant that vested over five years, twenty-five percent per year beginning at the second anniversary of grant.

-  Equity-based Incentive Compensation

     With the Company's equity-based incentive compensation programs, we intend to align executive officers' interests directly with the interests of its shareholders. The Company historically has provided equity-based incentive compensation in the form of stock options and stock loans. Beginning in fiscal 2003, we replaced stock loans to our executive officers with restricted stock grants. Stock loans and restricted stock grants provide short- and long-term incentives, while stock options provide incentives that are primarily long-term. In fiscal 2003, the Company generally set an executive's total annual opportunity for stock loans and option awards, collectively, at a valuation approximating the 62nd percentile within the Company's compensation peer group for total long-term compensation paid to the executive's job position.

          - -  Stock Loans/Restricted Stock

     In fiscal 2003, the Committee began its current practice of awarding restricted stock grants, under the Equity Incentive Compensation Plan approved by shareholders in 2002, to replace stock loans to ElkCorp executive officers. These awards had a value (without any discount for restrictions) equal to a specified percentage of the applicable cash profit-sharing payments corresponding to their formerly applicable Stock/ Loan percentage. Accordingly, at the end of each fiscal quarter in which profit-sharing occurs, an ElkCorp officer will be entitled to a restricted stock award with a value equal to a specific percentage of the cash profit-sharing payment he or she receives for the same quarter. The value of the restricted stock award is divided by the then current market price of the stock (with no discount for restrictions) to derive the number of shares of restricted stock awarded for the quarter. These restricted stock awards will vest ratably over five years with continued service to the Corporation or its subsidiaries.

     During fiscal 2003, the Company continued to maintain its Stock/Loan Plan for loans to certain executives and key employees other than executive officers of ElkCorp. The Company calculated stock loan grants by formula, based on a pre-set percentage of the executive's incentive cash bonuses. Loans granted under the Stock/Loan Plan are then forgiven at a rate of 20% for each year of continued service to the Corporation or its subsidiaries subsequent to the date of the loan.

     Like cash profit-sharing bonuses, stock loan amounts and restricted stock grants depend upon the Company's achievement of earnings targets. By operation of its formula, the Company makes larger stock loan or restricted stock grants the better its short-term operating earnings. Unlike the case with cash profit-sharing bonuses, however, the executive will realize a benefit that also varies according to long-term factors -- continued service to the Company and increases in shareholder value over the period the executive holds the Company stock they acquire with stock loans or receive in the form of restricted stock grants.

          - -  Stock Options

     Under the Equity Incentive Compensation Plan, in fiscal 2003, we made awards of incentive and nonqualified stock options to Company executive officers. Stock options we award will generally have a ten-year term and become exercisable ratably over five years of continued service to the Company or its subsidiaries, with an option price equal to the market value on date of grant.

     In most cases, we determine by formula the number of option shares for which we make a grant. This formula uses the Black-Scholes option pricing model as part of a calculation of the number of option shares with a total value that will bring total equity-based compensation, including stock loan or restricted stock opportunities, to its intended level. In recognition of unique performance or circumstances, however, we may make some awards that vary from the formula calculation.

  Other Compensation

     We also believe that to retain high quality executive talent, the Company must maintain a competitive package of compensatory employee benefit and welfare plans. The Company's executive officers currently are eligible to participate in the Company's 401(k) Plan, Employee Stock Ownership Plan, Deferred Compensation Plan and other employee benefit and welfare programs that are generally available to employees. Company contributions to the 401(k) Plan and ESOP vest ratably over the employees' first five years of continued service to the Company, and thereafter are fully vested. The Company establishes these programs based primarily on its subjective evaluation of competitive practices at similar companies who compete with the Company for personnel.

  Summary of Factors Influencing Compensation

     The table below summarizes the performance and other factors directly influencing the amounts of the Company's executive compensation:

                                                                                    STOCK
FACTORS DIRECTLY                                                       PROFIT-      LOANS/
INFLUENCING AMOUNTS OF                                      BASE       SHARING    RESTRICTED     STOCK
EXECUTIVE COMPENSATION                                     SALARY      BONUSES      STOCK       OPTIONS      OTHER
----------------------                                    ---------   ---------   ----------   ---------   ---------
COMPETITIVE PRACTICES...................................      X           X            X           X           X
INDIVIDUAL SHORT-TERM PERFORMANCE.......................      X
COMPANY SHORT-TERM PERFORMANCE..........................                  X            X
CONTINUED SERVICE TO THE COMPANY........................                               X           X           X
LONG-TERM INCREASES IN SHAREHOLDER VALUE................                               X           X           X

     Although base salary and cash profit-sharing bonuses are directly linked to short-term individual and Company performance, respectively, rather than long-term increases in shareholder value, the short-term performance goals are part of the Company's long-term strategic plan, which is designed to result in long-term increases in shareholder value.

  CEO Compensation

     We approve and recommend the CEO's compensation to the Board, with each component determined according to the same criteria described above. In fiscal 2003, the Committee evaluated Mr. Karol's performance utilizing a review of the Board and Mr. Karol's direct reports. The Committee also evaluated competitive compensation data developed by an independent compensation consultant.

     We believe that Mr. Karol's salary is competitive in relation to salaries of chief executive officers within the Company's compensation peer group.

     Mr. Karol's cash profit-sharing bonus is calculated using the application of a formula to a target amount as described above in the Cash Profit-Sharing section of this report. The decline in bonus paid to Mr. Karol and the named executive officers during fiscal 2003 primarily reflects the Company's higher performance target in fiscal 2003 relative to the previous fiscal year.

     In fiscal 2003, we applied the ordinary methodology in determining Mr. Karol's restricted stock and stock option awards.

  Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to the named executive officers to $1 million per officer in any one year. Compensation which qualifies as performance-based compensation is not taken into account for purposes of this limitation. The Company has informed us that all compensation paid during fiscal year 2003, including amounts associated with the Company's Incentive Stock Option Plan and Equity Incentive Compensation Plan, is deductible for federal income tax purposes. Should the compensation level of any named executive officer exceed $1 million for purposes of Internal Revenue Code Section 162(m), the Committee and Board will determine whether such compensation is appropriate, but may be influenced by factors other than full tax deductibility.

                                               ELKCORP COMPENSATION COMMITTEE
                                                  Dale V. Kesler, Chairman
                                                       James E. Hall
                                                     Michael L. McMahan
                                                       David W. Quinn

   Dated: September 2, 2003

PERFORMANCE GRAPHS

     The graphs below compare the cumulative total shareholder return on Common Stock, including reinvestment of dividends, for the last five and ten fiscal years with the cumulative total return of the Russell 2000 Stock Index and the Dow Jones U.S. Building Materials Index.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG ELKCORP, THE RUSSELL 2000 INDEX
                 AND THE DOW JONES US BUILDING MATERIALS INDEX

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------
                        6/98      6/99      6/00      6/01      6/02      6/03
--------------------------------------------------------------------------------
 ElkCorp               100.00    174.76    138.99    123.78    168.68    140.30
 Russell 2000          100.00    101.50    116.04    116.80    106.67    104.92
 Dow Jones US
  Building Materials   100.00     99.33     70.14     82.16     88.48     88.10

      * $100 INVESTED ON 6/30/98 IN STOCK OR INDEX -- INCLUDING
        REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

                 COMPARISON OF 10 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG ELKCORP, THE RUSSELL 2000 INDEX
                 AND THE DOW JONES US BUILDING MATERIALS INDEX

                              (PERFORMANCE GRAPH)

----------------------------------------------------------------------------------------------------------------------------------
                        6/93      6/94      6/95      6/96      6/97      6/98      6/99      6/00      6/01      6/02      6/03
----------------------------------------------------------------------------------------------------------------------------------
 ElkCorp               100.00     94.69     85.99     71.13    110.07    151.04    263.97    209.93    186.96    254.78    211.91
 Russell 2000          100.00    104.24    124.63    154.40    179.61    209.26    212.40    242.83    244.42    223.22    219.56
 Dow Jones US
 Building Mat.         100.00    100.51    114.67    132.61    172.01    217.04    215.58    152.23    178.32    192.03    176.02

      * $100 INVESTED ON 6/30/93 IN STOCK OR INDEX -- INCLUDING
        REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

     The preceding graphs are presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from this information, as past results do not necessarily indicate future performance. The graphs in no way reflect a forecast of future financial performance.

     Despite any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, the Compensation Committee Report and performance graphs included with this proxy statement are not incorporated by reference into any such filings.

SUMMARY COMPENSATION TABLE

     The following table contains information about the compensation for the last three fiscal years of the Chief Executive Officer and each of the four other most highly compensated executive officers of ElkCorp (referred to below as the named executive officers), based on salary and bonus for fiscal 2003.


                                                           LONG-TERM COMPENSATION
                                                       -------------------------------
                                                                      SECURITIES
                                 ANNUAL COMPENSATION                  UNDERLYING STOCK
NAME AND                FISCAL   -------------------   RESTRICTED     OPTIONS (# OF       ALL OTHER
PRINCIPAL POSITION(a)   YEAR      SALARY    BONUS(b)   STOCK ($)(c)   SHARES)(d)         COMPENSATION(e)
----------------------  ------   --------   --------   ------------   ----------------   ---------------
Thomas D. Karol.......   2003    $495,000   $145,627     $72,942          100,160            $96,077
                         2002     450,000    361,059      80,031           40,000             33,062
                         2001     147,692          0           0          124,500                  0
Richard A. Nowak......   2003    $340,000   $ 90,933     $45,458           46,060            $80,900
                         2002     269,201    226,127      48,698           37,055             46,097
                         2001          --         --          --               --                 --
Harold R. Beattie,
  Jr. ................   2003    $210,756   $ 42,839     $17,136           13,635            $30,657
                         2002     200,724    110,040      19,714           27,645             19,612
                         2001     193,000      2,981           0           14,000              3,633
Matti Kiik............   2003    $198,792   $ 38,280     $15,418           12,000            $42,763
                         2002     187,487    130,915      26,697           11,000             34,113
                         2001          --         --          --               --                 --
David G. Sisler.......   2003    $209,480   $ 41,459     $16,555           13,465            $39,898
                         2002     199,500    106,491      19,096           14,585             29,383
                         2001     190,000      2,858           0           14,000             26,706

---------------

(a) Capacities in which each named executive officer served during the last fiscal year:

   Thomas D. Karol          Chairman of the Board and Chief Executive Officer
   Richard A. Nowak         President and Chief Operating Officer
   Harold R. Beattie, Jr.   Senior Vice President, Chief Financial Officer and Treasurer
   Matti Kiik               Senior Vice President, Research and Development
   David G. Sisler          Senior Vice President, General Counsel and Secretary

     Amounts paid to Mr. Karol in fiscal 2001 represent compensation for less than a full year's service, as he was not employed by the Company or any subsidiary for the full year. Amounts paid to Messrs. Nowak and Kiik in fiscal 2001 are omitted pursuant to SEC Regulation S-K. Amounts shown for Messrs. Nowak and Kiik in fiscal 2002 represent all their compensation for that fiscal year from the Company and its subsidiaries.

(b) Bonus amounts in the summary compensation table were paid under the Company's Incentive Cash Bonus Plan, except amounts paid to Messrs. Nowak and Kiik, through fiscal 2002, were paid under the Elk Incentive Cash Bonus Plan.

(c) Number of shares multiplied by closing market price on date of grant. Restricted stock awards are shown above in the fiscal year they were earned, but the grants were made in the quarter following that in which they were earned. The awards shown in the summary compensation table were made under the 2002 ElkCorp Equity Incentive Compensation Plan during fiscal 2003 in substitution for new loans to named executive officers under the Stock/Loan Plan, which were discontinued during the fiscal year. Restricted stock generally vests in 20 percent increments over five years with continued service to the Company, and is thus subject to a risk of forfeiture. See the Compensation Committee Report included with this proxy statement.

(d) See the table below entitled "Option Grants in Fiscal 2003" for further information concerning fiscal 2003 option grants.

(e) Amounts in this column represent contributions by the Company to the ElkCorp Employees' 401(k) Savings Plan and Employee Stock Ownership Plan, loans forgiven under the Stock/Loan Plan and supplemental retirement benefits. Although executive officers are no longer eligible to receive new stock loans, outstanding stock loans continue to be forgiven with continued service to the Company. The amounts in the "All Other Compensation" column are itemized below:

     Company Contributions to Employees' 401(k) Savings Plan and Employee Stock Ownership Plan:

                                                      YEAR ENDED JUNE 30,
                                                  ---------------------------
NAME                                               2003      2002      2001
----                                              -------   -------   -------
Thomas D. Karol.................................  $14,000   $ 3,400   $     0
Richard A. Nowak................................   14,000    11,900        --
Harold R. Beattie, Jr. .........................   14,000    11,900     3,400
Matti Kiik......................................   14,000    11,900        --
David G. Sisler.................................   14,000    11,437    11,173

     Loans Forgiven Under the Stock/Loan Plan:

                                                      YEAR ENDED JUNE 30,
                                                  ---------------------------
NAME                                               2003      2002      2001
----                                              -------   -------   -------
Thomas D. Karol.................................  $14,108         0   $     0
Richard A. Nowak................................   27,528   $22,658        --
Harold R. Beattie, Jr. .........................    4,772     1,293       226
Matti Kiik......................................   16,557    15,469        --
David G. Sisler.................................   13,567    10,700    10,274

     Supplemental Retirement Benefits Contributed:

                                                      YEAR ENDED JUNE 30,
                                                   --------------------------
NAME                                                2003      2002      2001
----                                               -------   -------   ------
Thomas D. Karol..................................  $67,969   $29,662   $    0
Richard A. Nowak.................................   39,372    11,539       --
Harold R. Beattie, Jr. ..........................   11,885     6,419        7
Matti Kiik.......................................   12,206     6,744       --
David G. Sisler..................................   12,331     7,246    5,259

OPTION GRANTS IN FISCAL 2003

                                             INDIVIDUAL GRANTS
                          -------------------------------------------------------
                          NUMBER OF     % OF TOTAL                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                          SECURITIES     OPTIONS                                         ANNUAL RATES OF STOCK PRICE
                          UNDERLYING    GRANTED TO     EXERCISE OR                   APPRECIATION FOR OPTION TERMS(C)(D)
                           OPTIONS     EMPLOYEES IN   BASE PRICE PER   EXPIRATION   -------------------------------------
NAME                      GRANTED(A)   FISCAL 2003       SHARE(B)         DATE             5%                  10%
----                      ----------   ------------   --------------   ----------   -----------------   -----------------
Thomas D. Karol.........   100,160         29.5%          $27.93       06/30/2012     $  1,759,313        $  4,458,445
Richard A. Nowak........    46,060         13.5%           27.93       06/30/2012          809,045           2,050,279
Harold R. Beattie,
  Jr. ..................    13,635          4.0%           27.93       06/30/2012          239,499             606,938
Matti Kiik..............    12,000          3.5%           27.93       06/30/2012          210,780             534,159
David G. Sisler.........    13,465          4.0%           27.93       06/30/2012          236,513             599,371
All Shareholders........       N/A           N/A             N/A              N/A     $341,832,956        $866,271,820

---------------

(a) Options become exercisable 20% per year on the first through the fifth anniversary dates of the grant. Options granted were for a term of ten years, subject to earlier termination upon certain terminations of employment. Upon the optionee's death, permanent and total disability, retirement after age 62 or a change in control of the Company, all options reflected in this table would become immediately exercisable.

(b) All options reflected in this table were granted at market value at date of grant. The exercise price may be paid in cash, delivery of already owned shares or a combination of cash and shares.

(c) Gains are reported net of the option exercise price, but before any taxes associated with the exercise. These gains are calculated based on the stated assumed compounded rates of appreciation as set by the SEC for disclosure purposes. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment through the period over which options become exercisable in increments. The amounts reflected in this table may not be achieved.

(d) The potential realizable value for all shareholders on Common Stock is calculated over a period of ten years, based on (i) a beginning stock price of $27.93, the exercise price of the option grants reflected in this table, and (ii) the number of outstanding shares on June 30, 2002. These gains may not be achieved.

AGGREGATED OPTION EXERCISES DURING FISCAL 2003 AND VALUES AT JUNE 30, 2003

     The following table contains information about ElkCorp stock options that the named executive officers exercised during fiscal 2003, and the number and aggregate dollar value of stock options that named executive officers held at the end of fiscal 2003. In accordance with SEC rules, values are calculated by subtracting the total exercise price from the fair market value of the underlying Common Stock, which is deemed to be $22.50 per share, the closing price of the Common Stock on the NYSE on June 30, 2003.

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                          SHARES                    OPTIONS AT FISCAL YEAR-END(B)       AT FISCAL YEAR-END
                        ACQUIRED ON      VALUE      -----------------------------   ---------------------------
NAME                     EXERCISE     REALIZED(A)   EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   -----------   -----------     -------------   -----------   -------------
Thomas D. Karol.......       --             --        63,900           204,160       $227,427       $447,040
Richard A. Nowak......       --             --        65,522           107,204        432,162        162,647
Harold R. Beattie,
  Jr. ................       --             --        23,049            44,151         59,898         77,365
Matti Kiik............      951         $8,659        16,064            34,705         36,431         59,735
David G. Sisler.......       --             --        26,751            41,581        103,787         60,018

---------------

(a) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes, if any, payable upon exercise.

(b) Number of shares has been adjusted, as appropriate, for the stock splits paid in November 1997 and August 1999.

STOCK/LOAN BALANCES

     Although they are no longer eligible for new loans, the named executive officers have outstanding loans from the Company under the Stock/Loan Plan described in the Compensation Committee Report included with this proxy statement. Stock/Loans bear interest at a rate equal to the applicable mid-term federal rate established by the Internal Revenue Service. As described in the Compensation Committee Report, such loans, including interest, are forgiven in increments with employees' continued service to the Company or its subsidiaries. The highest outstanding balance and ending outstanding balance for stock loans during fiscal 2003 are reflected in the table below. Balances of not more than $60,000 have been marked with an asterisk.

                                                                   LOANS UNDER STOCK/LOAN PLAN
                                                         -----------------------------------------------
                                                          HIGHEST OUTSTANDING     OUTSTANDING BALANCE AT
NAME                                                     BALANCE IN FISCAL 2003       JUNE 30, 2003
----                                                     ----------------------   ----------------------
Thomas D. Karol........................................        *                        *
Richard A. Nowak.......................................         $88,539                  $61,011
Harold R. Beattie, Jr. ................................        *                        *
Matti Kiik.............................................        *                        *
David G. Sisler........................................        *                        *

EQUITY COMPENSATION PLAN INFORMATION

     The following table presents information as of June 30, 2003 with respect to compensation plans under which equity securities were authorized for issuance by the Company.

                                          NUMBER OF                                     NUMBER OF SECURITIES
                                       SECURITIES TO BE                                REMAINING AVAILABLE FOR
                                     ISSUED UPON EXERCISE     WEIGHTED-AVERAGE      FUTURE ISSUANCE UNDER EQUITY
                                        OF OUTSTANDING       EXERCISE PRICE OF           COMPENSATION PLANS
                                      OPTIONS, WARRANTS     OUTSTANDING OPTIONS,   (EXCLUDING SECURITIES REFLECTED
PLAN CATEGORY                             AND RIGHTS        WARRANTS AND RIGHTS             IN COLUMN(A))
-------------                        --------------------   --------------------   -------------------------------
                                             (A)                    (B)                          (C)
Equity compensation plans approved
  by security holders:
  Incentive Stock Option Plan(1)...       1,976,511                $21.58                   0
  Equity Incentive Compensation
     Plan(2).......................          22,500                $15.45                     1,463,803
Equity compensation plans not
  approved by security holders.....       N/A                    N/A                       N/A
Total..............................       1,999,011                $21.51                     1,463,803

---------------

(1) Represents the 1998 Elcor Corporation Incentive Stock Option Plan and the incentive stock option plan it restated (collectively, the "1998 Plan"), which are described under the caption "Employee Benefit Plans" in the Footnotes to ElkCorp's consolidated financial statements filed as part of its Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

(2) Represents the 2002 ElkCorp Equity Incentive Compensation Plan (the "2002 Plan") approved by the shareholders at the 2002 Annual Meeting of Shareholders. Includes all securities then available for issuance under the 1998 Plan, which were rolled into the 2002 Plan as provided in that Plan.

CHANGE-IN-CONTROL (SEVERANCE) AGREEMENTS

     ElkCorp has entered into severance agreements with certain officers and employees, including each of the named executive officers. ElkCorp intends for the agreements to protect the Company and its shareholders, as well as these officers and employees, in the event of a threatened or actual change in control of the Company. The agreements are designed to reinforce these officers' and employees' dedication to the Company's best interests before and after such a transaction, and would reduce the likelihood that these officers and employees would leave the Company prematurely. In structuring and deciding upon the level of benefits, the Compensation Committee and Board utilized, among other things, a survey prepared by the Company's outside counsel of competitive practices within the Company's peer group based on public filings.

     The agreements provide for severance benefits upon certain terminations of employment within three years after a change in control of the Company. Change in control events under the employment agreements include:

     - the acquisition of 40% or more of the Company's outstanding voting securities;

     - certain mergers or consolidations;

     - the approval by the Company's shareholders of a plan of dissolution or liquidation;

and - certain sales or transfers of 67% or more of the fair value of the Company's operating assets or earning power.

     Under the agreements, if the officer's or employee's employment with the Company or its subsidiary is terminated within three years of a change in control under certain circumstances, the officer or employee will be entitled to receive a lump-sum severance payment equal to two times (except for Messrs. Karol and Nowak who would receive 2.99 times) the highest annual cash compensation they received in any calendar year during the three-year period immediately preceding termination, plus all outstanding loans under the Company's Stock/Loan Plan would be forgiven in full. In addition, under the agreements, for a period of two years following a change in control (three years for Messrs. Karol and Nowak), the officers and employees would be entitled to medical, disability and life insurance coverage at a cost to the officer or employee of no more than 120% of the amount the employee paid for such benefits immediately prior to the change in control.

     In addition, under the Equity Incentive Compensation Plan and predecessor option plans, all options and shares of restricted stock held by employees under that plan, including the named executive officers, would become immediately vested upon a change in control.

OTHER MATTERS

     - Code of Conduct

     - Code of Financial Ethics

     - Section 16(a) Beneficial Ownership Reporting Compliance

     - Next Year's Annual Meeting

CODE OF CONDUCT

     Since May 1979, we have maintained General Policy D-2, a code of conduct requiring employees to comply with laws, conduct themselves ethically and avoid improper conflicts of interest. Annually, we require our employees to report to our internal auditor on their compliance with the code of conduct. Effective in August 2003, the Company adopted a new code of conduct for non-employee directors. The current version of the codes of conduct, which have Board and Audit Committee approval, are published on our website at www.elkcorp.com.

CODE OF FINANCIAL ETHICS

     To supplement the code of conduct that binds each of our employees, we now have obtained a formal written commitment from each ElkCorp financial officer and its chief executive officer to abide by the Code of Financial Ethics, which is published on our website at www.elkcorp.com. The Code of Financial Ethics has received the review and approval of our Board and Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our directors, executive officers and 10% shareholders are required to file with the SEC and the NYSE reports of ownership and changes in ownership in their holdings of Common Stock. Based on an examination of these reports and on written representations provided to ElkCorp, we believe that such persons filed all such reports on time in fiscal 2003, except that Mr. David Quinn failed to file timely a Form 4 for an option grant in October 2002 because of an administrative oversight by the Company as his filing agent when his and others in a series of electronic filings for director option grants were initially rejected as a result of technical difficulties at the SEC; and Mr. James J. Waibel failed to file timely a Form 4 reporting a sale of Common Stock in June 2003, because of a miscommunication. Corrective filings were made to correct both delinquencies.

NEXT YEAR'S ANNUAL MEETING

     Our Bylaws provide for certain procedures that shareholders must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting. These procedures are applicable whether or not the proposed item of business or nomination is intended to be included in our proxy materials for that meeting. Copies of the Bylaws are publicly available at the SEC.

     We currently expect that the 2004 Annual Meeting of Shareholders will be held on October 26, 2004. If the meeting is held on that date, advance notice of any nominations for directors and any other items of business for that meeting must be given by a proposing shareholder by July 28, 2004. Any such shareholder proposals intended to be presented at the 2004 Annual Meeting and included in our proxy materials for that meeting must be received by the Company no later than May 22, 2004, and must comply with applicable SEC rules.

UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE     Please
PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2.                 Mark Here
                                                                for Address
                                                                Change or
                                                                Comments
                                                                SEE REVERSE SIDE


1. ELECTION OF DIRECTORS
   Nominees:
   Messrs. 01 Thomas D. Karol and 02 Dale V. Kesler

     FOR all Nominees               WITHHOLD
   (except any Nominees            AUTHORITY
       noted below)             for all Nominees


        --------                    --------

To vote against any individual Nominee, write that Nominee's name on the line below.


-------------------------------------------------------------



                                               FOR    AGAINST    ABSTAIN
2. APPROVAL OF PRICEWATERHOUSECOOPERS LLP
   AS AUDITORS FOR FISCAL 2004
                                             -------  -------    -------







Signature                         Signature                         Date
         ------------------------          ------------------------     --------
Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If held by a corporation, please sign full corporate name by authorized officer. Executors, administrators, trustees, etc. should give full title as such.
--------------------------------------------------------------------------------
                          o   FOLD AND DETACH HERE   o

                     VOTE BY INTERNET OR TELEPHONE OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

     INTERNET AND TELEPHONE VOTING ARE AVAILABLE THROUGH 11PM EASTERN TIME
                      THE DAY PRIOR TO ANNUAL MEETING DAY.

   YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


              INTERNET                                    TELEPHONE
     HTTP: WWW.EPROXY.COM/ELK                           1-800-435-6710
Use the Internet to vote your proxy.            Use any touch-tone telephone to
Have your proxy card in hand when               vote your proxy. Have your proxy
you access the web site. You will be     OR     card in hand when you call. You
prompted to enter your control number,          will be prompted to enter your
located in the box below, to create             control number, located in the
and submit an electronic ballot.                box below, and then follow the
                                                directions given.


                 MAIL
         Mark, sign and date
           your proxy card
OR              and
          return it in the
        enclosed postage-paid
              envelope.



  IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL
                             BACK YOUR PROXY CARD.

                                 [ELKCORP LOGO]


                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          OCTOBER 28, 2003, 10:00 A.M.
                         ELKCORP CORPORATE HEADQUARTERS
             14911 QUORUM DRIVE, SUITE 600, DALLAS, TEXAS 75254-1491


     The undersigned, revoking all prior proxies, hereby appoints Thomas D. Karol, Richard A. Nowak and David G. Sisler, or any of them, with full power of substitution, as proxies to represent and vote as designated hereon all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of ElkCorp dated October 28, 2003 and at any adjournment(s) thereof (collectively, the "Meeting"), with all the powers the undersigned would possess if personally present and voting thereat, (a) as instructed on the reverse side with respect to the matters more fully described in the Proxy Statement dated September 19, 2003, and (b) in their discretion upon other matters which properly come before the Meeting.


                            PLEASE SEE REVERSE SIDE

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE